Exhibit 11

COMPUTATION OF PER SHARE EARNINGS

The following is a computation of the weighted-average number of shares outstanding which is used in the computation of per share earnings for Luby's, Inc. for the quarters ended February 12, 2003, and February 13, 2002.

Quarter ended February 12, 2003:
22,448,574 x shares outstanding for 72 days	1,616,297,328
22,456,296 x shares outstanding for 12 days	269,475,552

Total	1,885,772,880
Divided by total number of days	84

Weighted-average number of shares outstanding - basic	22,449,677

Quarter ended February 13, 2002:
22,422,943 x shares outstanding for 36 days	807,225,948
22,423,043 x shares outstanding for 48 days	1,076,306,064

Total	1,883,532,012
Divided by total number of days	84

Weighted-average number of shares outstanding - basic	22,423,000

Two Quarters ended February 12, 2003:
22,443,043 x shares outstanding for 58 days	1,301,116,494
22,448,574 x shares outstanding for 98 days	2,199,960,252
22,456,296 x shares outstanding for 12 days	269,475,552

Total	3,770,552,298
Divided by total number of days	168

Weighted-average number of shares outstanding - basic	22,443,764

Two Quarters ended February 13, 2002:
22,422,943 x shares outstanding for 118 days	2,645,907,274
22,423,043 x shares outstanding for 48 days	1,076,306,064

Total	3,722,213,338
Divided by total number of days	166

Weighted-average number of shares outstanding - basic	22,422,972